UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: November 1, 2016

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On November 1, 2016, Function(x) Inc. (the “Company”) was notified by the Nasdaq Hearings Panel (the “Panel”) that the Company had evidenced compliance with all requirements for continued listing on The Nasdaq Capital Market, including the minimum $1.00 bid price and $2.5 million stockholders’ equity requirements. The Panel further indicated that the Company would remain subject to a “Panel Monitor,” as that term is defined under Nasdaq Listing Rule 5815(d)(4)(A), through November 1, 2017. On February 23, 2016, the Company received notice from the Staff indicating that the Company did not satisfy the minimum stockholders’ equity requirement and that its securities were therefore subject to delisting. The Company appealed the Staff’s determination and appeared before the Panel in March 2016, subsequent to which the Panel ultimately issued the November 1, 2016 determination regarding the Company’s continued listing on The Nasdaq Capital Market.

Under the terms of the Panel Monitor, in the event the Company’s stockholders’ equity falls below $2.5 million during the monitor period and the Company does not qualify for continued listing under an alternative to the stockholders’ equity requirement, the Panel will promptly conduct a hearing with respect to the stockholders’ equity deficiency. Furthermore, in the event the Company fails to comply with any other requirement for continued listing during the monitoring period, the Company will be provided written notice of the deficiency and an opportunity to present a definitive plan to regain compliance directly to the Panel. That is, the Company will not be permitted to provide the Nasdaq Listing Qualifications Staff (the “Staff”) with a plan of compliance with respect to any deficiency that arises during the monitor period, and the Staff will not be permitted to grant additional time to the Company to regain compliance with any requirement, notwithstanding Nasdaq Listing Rule 5810(c).

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 7, 2016

FUNCTION(X) INC.

Date: November 7, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President